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[CALLISTO PHARMACEUTICALS LOGO]     NEWS RELEASE________________________________

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        CALLISTO PHARMACEUTICALS ANNOUNCES 2005 CORPORATE OBJECTIVES AND
                      UPDATE ON DRUG DEVELOPMENT PIPELINE

NEW YORK, NY - February 2, 2005 - CALLISTO PHARMACEUTICALS, INC. (AMEX: KAL), a biopharmaceutical company primarily focused on the development of drugs to treat cancer and osteolytic bone disease, announced today its corporate goals for 2005, and provided an update on its drug product pipeline.

CORPORATE OBJECTIVES

The Company announced the following goals for 2005:

    o Initiate Phase IIb trial of Annamycin in adult relapsed acute lymphoblastic leukemia in mid-2005
    o Initiate Phase II trial of combination of Annamycin and Ara-C in adult relapsed acute myeloid leukemia
    o Initiate Phase II trial of Annamycin in pediatric relapsed acute lymphoblastic leukemia
    o Announce Interim analysis of Company's Phase I/IIa open label trial of Atiprimod within next 90 days
    o    Complete Phase I/IIa trial of Atiprimod in relapsed multiple myeloma
    o Execute on financial or strategic business opportunities to maximize the Company's financial flexibility
    o Explore strategic alternatives regarding further development of the Company's biodefense (Superantigen) program including spin-off or strategic partnership
    o Advance the Company's preclinical pipeline of anticancer and gastrointestinal inflammation agents

ANNAMYCIN

Annamycin, a second-generation anthracycline licensed from the University of Texas M.D. Anderson Cancer Center in September of 2004, is being explored to treat relapsed acute lymphoblastic (ALL) and myeloid (AML) leukemias. GMP drug substance is currently being manufactured and production of the final drug product is progressing as planned, with an expected release date anticipated in the second quarter of 2005.

The Company plans to initiate a Phase II trial of Annamycin as a single agent in adult relapsed acute lymphoblastic leukemia in mid-2005. The initial site planned for this trial will be the University of Texas M.D. Anderson Cancer Center, with co-Principal Investigators Drs. Hagop Kantarjian and Michael Andreeff responsible for the trial. The protocol for this study has been submitted to the Institutional Review Board (IRB) and two additional sites are actively being recruited.


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The protocol for the Phase II combination trial of Annamycin in combination with
Ara-C (cytarabine) in adult relapsed acute myeloid leukemia patients is currently being written and is planned to be submitted to the IRB at M.D. Anderson Cancer Center in 1H2005. The start of this trial is expected to occur some time in 2H2005.

The Company is also preparing a protocol for the evaluation of Annamycin as a single agent to treat pediatric acute lymphoblastic leukemia in a proposed Phase IIa trial.

ATIPRIMOD

The Company recently announced the opening of two additional sites for the Phase I/IIa clinical trial of Atiprimod in relapsed multiple myeloma. The new sites are the Roswell Park Cancer Institute (Buffalo, NY) and the St. Vincent's Comprehensive Cancer Center (NY, NY). The trial is presently underway at two leading cancer centers, the University of Texas M.D. Anderson Cancer Center (Houston, TX) and the Dana-Farber Cancer Institute (Boston, MA).

PRECLINICAL PROGRAMS

The Company is presently conducting preclinical studies on WP760, a bis-intercalator that shows selective activity against melanoma cells. SP304, a uroguanylin analog that is an agonist of the guanylate cyclase receptor, is currently being evaluated in animal models as a potential treatment for gastrointestinal inflammation, and irritable bowel syndrome. This work is being conducted in collaboration with Dr. Scott Plevy, a clinical gastroenterologist at the University of Pittsburgh.

BIODEFENSE SUPERANTIGEN PROGRAM

The Company is currently focused on evaluating a monoclonal antibody (Mab) that is cross-reactive against a variety of staphylococcus and streptococcus strains in an animal model of toxic shock syndrome in collaboration with Dr. Sina Bavari, U.S. Army Medical Research Institute of Infectious Diseases. The Company is planning to spin off or seek a partner for this program in 2005.

ABOUT CALLISTO PHARMACEUTICALS, INC.

Callisto is a biopharmaceutical company focused on the development of drugs to treat cancer and osteolytic bone disease. Callisto recently in-licensed Annamycin, a drug to treat leukemia, based on the drug's novel therapeutic profile, including activity against resistant diseases and significantly reduced toxicity. Callisto intends to initiate a Phase IIb clinical trial of Annamycin in relapsed acute lymphocytic leukemia patients in mid-2005. Callisto's second drug, Atiprimod, is in a Phase I/IIa clinical trial in relapsed multiple myeloma patients, and is a small-molecule, orally available drug with antiproliferative and antiangiogenic activity. Callisto also has drugs in preclinical development for melanoma, gastrointestinal inflammation, and a program focused on the development of a drug to protect against staphylococcus and streptococcus biowarfare agents. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and Annamycin, respectively. For additional information, visit www.callistopharma.com.


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FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-KSB for the year ended December 31, 2003,and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

FOR MORE INFORMATION

Investor Relations:
Marty Tullio or Mark Tullio
McCloud Communications, LLC
949.553.9748
marty@McCloudCommunications.com
mark@McCloudCommunications.com

Company Contact:
Dan D'Agostino
Callisto Pharmaceuticals, Inc.
212.297.0010 x227
dagostino@callistopharma.com


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